FOR IMMEDIATE RELEASE     CONTACT:
Tuesday, December 13, 2011         Kathleen Till Stange, Investor Relations Vice President
            (515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Names New Chairman

West Des Moines, Iowa, December 13, 2011 - FBL Financial Group, Inc. (NYSE: FFG) today announced that Craig D. Hill, newly elected President of the Iowa Farm Bureau Federation, has been named Chairman of the Board of FBL Financial Group. Hill succeeds Craig A. Lang, who held the chairman position since 2001.
“We are pleased to welcome Craig Hill as Chairman of the FBL Financial Group Board. Because he is an experienced FBL board member, his transition to chairman will be straightforward and we anticipate continued focus and progress on our business strategies,” said James E. Hohmann, Chief Executive Officer.
Hill, age 55, has been a Class B Director since 2007, after previously serving as Class B Director from 2002 to 2004. He was vice president of the Iowa Farm Bureau Federation from 2001 to 2011 and has served on its board since 1989. Hill has served on the board of Farm Bureau Life Insurance Company, and also serves on the boards of Farm Bureau Property & Casualty Insurance Company, Western Agricultural Insurance Company and Rain & Hail LLC. Hill has a grain and livestock operation on 1,000 acres near Milo, Iowa.
FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.